Exhibit 99.1

PRESS RELEASE

For more information, contact:
Wallace D. Ruiz, Chief Financial Officer SRI/Surgical Express, Inc. (813) 891-9550	FOR IMMEDIATE RELEASE

SRI/SURGICAL EXPRESS, INC. ANNOUNCES APPOINTMENT OF NEW INDEPENDENT DIRECTOR

TAMPA, FLORIDA – Thursday, June 29, 2006 – SRI/Surgical Express, Inc. (NASDAQ: STRC), a leading provider of strategic sourcing solutions for the healthcare industry, today announced the appointment of Charles W. Federico to its Board of Directors. Mr. Federico qualifies as an independent director. This appointment increases the total number of SRI’s directors to seven, a majority of whom are independent in accordance with Nasdaq listing requirements.

Mr. Federico has 32 years of experience in the medical device industry, and from 2001 to 2006 served as the Group President, Chief Executive Officer and remains a director of Orthofix N.V. (NASDAQ: OFIX), a leader in the development and manufacture of high value, minimally invasive medical devices for orthopedic and trauma use. Mr. Federico has been with Orthofix and its affiliates since 1996, previously serving in the positions of President and Sr. Vice President. Prior to joining Orthofix, Mr. Federico was with Smith & Nephew Endoscopy for 16 years, where he served most recently as its President. Mr. Federico also currently serves on the Board of Trustees of the Orthopaedic Research and Education Foundation, and previously was a Founding Trustee and Board member of the American Sports Medicine Institute.

“Mr. Federico has significant experience in the industry and is a welcomed addition to our Board of Directors. We are excited to have him join us,” said John Simmons, Chairman of the Board.

About SRI/Surgical Express, Inc.

SRI/Surgical Express, Inc. (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. We serve hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and 4 distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the About Us/Investors section of the SRI Surgical Website at www.srisurgical.com.

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